UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2026

ALAUNOS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33038	84-1475642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 E. Las Olas Blvd., Suite 300

Fort Lauderdale, FL 33301

(Address of principal executive offices, including zip code)

(346) 355-4099

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	TCRT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On October 13, 2026, Alaunos Therapeutics, Inc., a Delaware corporation (the “Company” or “Alaunos”), acquired Velaris Therapeutics, Inc., a Delaware corporation (“Velaris”), in accordance with the terms of the Agreement and Plan of Merger, dated October 13, 2026 (the “Merger Agreement”), by and among the Company, Valkyrie Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“First Merger Sub”), Valkyrie Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Second Merger Sub”), and Velaris. Pursuant to the Merger Agreement, First Merger Sub merged with and into Velaris, pursuant to which Velaris was the surviving corporation and became a wholly owned subsidiary of the Company (the “First Merger”). Immediately following the First Merger, Velaris merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity (together with the First Merger, the “Merger”). The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

Under the terms of the Merger Agreement, at the closing of the Merger (the “Closing”), the Company issued to the stockholders of Velaris (i) 105,286 shares of Series B Non-Voting Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”) (as described below) and (ii) 33,054 shares of Series C Non-Voting Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”) (as described below), each share of which is, in each case, convertible into 1,000 shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”), subject to certain conditions described below. In addition, shares of Series C Preferred Stock issued in respect of outstanding unvested restricted shares of Velaris common stock remain subject to the same vesting terms, and each outstanding option to purchase shares of Velaris common stock was assumed by the Company and converted into an option to purchase shares of Common Stock, with the number of shares and exercise price adjusted based on the exchange ratio in the Merger Agreement.

Reference is made to the discussion of the Series B Preferred Stock and Series C Preferred Stock in Item 5.03 of this Current Report on Form 8-K, which is incorporated into this Item 1.01 by reference.

Pursuant to the Merger Agreement and the Purchase Agreement (as defined below), the Company has agreed to hold a stockholders’ meeting to submit the following matters to its stockholders for their consideration: (i) the approval of the conversion of the Series B Preferred Stock and the Series C Preferred Stock into shares of Common Stock in accordance with the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”) (the “Conversion Proposal”), (ii) the approval of an amendment to the certificate of incorporation of the Company to (A) increase the number of authorized shares of Common Stock to a number sufficient to permit the conversion in full of the Series B Preferred Stock and the Series C Preferred Stock (the “Authorized Share Increase”), (B) change the name of the Company to “Velaris Therapeutics, Inc.”, (C) effect the redomestication of the Company, (D) effect a reverse stock split of the outstanding shares of Common Stock at a ratio to be determined by the Company’s board of directors with the consent of the Lead Investor (as defined below), and (E) make such other changes as are mutually agreeable to the Company and Velaris (the “Charter Amendment Proposal”), and (iii) the approval of a new equity incentive plan (the “Equity Plan Proposal”) (together with the Conversion Proposal and the Charter Amendment Proposal, the “Meeting Proposals”). In connection with these matters, the Company intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant materials.

The Board of Directors of the Company (the “Board”) approved the Merger Agreement and the related transactions, and the consummation of the Merger did not require the approval of the Company stockholders.

The Merger Agreement also provides that, from the Closing until the earliest of the conversion of all outstanding shares of Series B Preferred Stock following stockholder approval of the Conversion Proposal, twelve months following the Closing and the date on which the lead investor in the Financing (the “Lead Investor”) otherwise agrees, the Company will conduct the development of Velaris’s programs in all material respects in accordance with an agreed development plan and operating budget and will not materially deviate from such plan without the consent of the Lead Investor, subject to certain exceptions.

The Merger Agreement further provides that, effective upon stockholder approval of the Conversion Proposal, three directors of the Company will resign from the Board and designees of the Lead Investor will be appointed to fill the resulting vacancies, such that the director designated by Velaris and the designees of the Lead Investor will constitute four of the five members of the Board. The Merger Agreement also requires that any redomestication of the Company provide that each director elected by the holders of the Series B Preferred Stock will be entitled to three votes on each matter presented to the Board.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or Velaris. The Merger Agreement contains representations, warranties and covenants that the Company and Velaris made to each other as of specific dates. The assertions embodied in those representations, warranties and covenants were made solely for purposes of the Merger Agreement between the Company and Velaris and may be subject to important qualifications and limitations agreed to by the Company and Velaris in connection with negotiating its terms, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to investors or securityholders, or may have been used for the purpose of allocating risk between the Company and Velaris rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

Support Agreements

In connection with the execution of the Merger Agreement, the Company entered into stockholder support agreements (the “Support Agreements”) with certain of the Company’s officers and directors (together with affiliated entities). The Support Agreements provide that, among other things, each of the parties thereto has agreed to vote or cause to be voted all of the shares of the Company’s capital stock owned by such stockholder in favor of the Meeting Proposals at the Company stockholders’ meeting to be held in connection therewith, and has granted the Company an irrevocable proxy to vote such shares in accordance therewith. The Support Agreements terminate upon the earliest of nine months following the date thereof, the approval of the Meeting Proposals and the mutual written agreement of the parties thereto.

The foregoing description of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the form of the Support Agreement, which is provided as Exhibit C to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Lock-up Agreements

Concurrently and in connection with the execution of the Merger Agreement, certain of the executive officers and directors of Velaris and the Company who continue to serve following the Closing entered into lock-up agreements with the Company, pursuant to which each such individual will be subject to a 180-day lock-up on the sale or transfer of shares of Common Stock and preferred stock of the Company held by such individual at the Closing, including those shares received by Velaris stockholders in the Merger, subject to customary exceptions (the “Lock-up Agreements”). The lock-up period will be extended if the resale registration statement described below has not been declared effective by the SEC prior to the end of such 180-day period.

The foregoing description of the Lock-up Agreements does not purport to be complete and is qualified in its entirety by reference to the form of the Lock-up Agreement, which is provided as Exhibit A to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Private Placement and Securities Purchase Agreement

On October 13, 2026, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the purchasers named therein (the “Investors”).

Pursuant to the Purchase Agreement, the Company agreed to sell an aggregate of (i) 687,789 shares of Common Stock at a price of $1.4357 per share and (ii) 243,063 shares of Series C Preferred Stock at a price of $1,435.70 per share (together, the “PIPE Securities”), for an aggregate purchase price of approximately $350 million (collectively, the “Financing”). Each share of Series C Preferred Stock is convertible into 1,000 shares of Common Stock, as described below. The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series C Preferred Stock are set forth in the Certificate of Designation of Series C Preferred Stock (as defined below).

The Company intends to use the net proceeds from the Financing to fund the research and development of Velaris’s programs and for working capital and general corporate purposes, and has agreed in the PIPE Letter Agreement (as defined below) to certain restrictions on the use of such proceeds.

The closing of the Financing is expected to occur on October 14, 2026 (the “Financing Closing Date”), subject to the satisfaction of customary closing conditions.

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

PIPE Letter Agreement

In connection with the Purchase Agreement, the Company entered into a letter agreement with the Lead Investor (the “PIPE Letter Agreement”), pursuant to which the Company agreed to comply with its obligations under the Merger Agreement relating to the reconstitution of the Board following stockholder approval of the Conversion Proposal described above, and not to amend those obligations, or the director election rights of the Series B Preferred Stock, or take any action that would reasonably be expected to prevent, impede or delay such reconstitution, without the consent of the Lead Investor. The PIPE Letter Agreement also provides that, without the consent of the Lead Investor, the Company will not use the proceeds of the Financing to fund the Company’s legacy business in excess of agreed amounts, to redeem or repurchase shares of its capital stock or to repay indebtedness owed to its directors, officers or affiliates.

The foregoing description of the PIPE Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the PIPE Letter Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2026.

Registration Rights Agreement

In connection with the closing of the Financing, the Company will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors, which former Velaris stockholders who received shares in the Merger may also join. Pursuant to the Registration Rights Agreement, the Company is required to prepare and file a resale registration statement with the SEC within 30 calendar days following the Financing Closing Date. The Company shall use its commercially reasonable efforts to cause this registration statement to be declared effective by the SEC within five business days of the date the Company is notified by the SEC that the registration statement will not be reviewed (or within 60 calendar days following the initial filing of the registration statement if the SEC reviews the registration statement).

The Company has also agreed to, among other things, indemnify the Investors, their officers, directors, members, employees, partners, managers, stockholders, affiliates, investment advisors and agents under the registration statement from certain liabilities and pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to the Company’s obligations under the Registration Rights Agreement.

The Financing is exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), as a transaction by an issuer not involving a public offering, and Rule 506 of Regulation D promulgated thereunder. The Investors are acquiring the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends will be affixed to the securities issued in this transaction.

The foregoing summary of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Registration Rights Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Share Repurchase and Voting Agreement

Concurrently with the execution of the Merger Agreement, the Company entered into a Share Repurchase and Voting Agreement (the “Repurchase Agreement”) with the holders of all of its outstanding Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock (together, the “Existing Preferred Stock”), including Robert W. Postma and Jaime W. Vieser, each a director of the Company, and an entity affiliated with Mr. Postma. Pursuant to the Repurchase Agreement, among other things, (i) such holders agreed to convert their shares of Existing Preferred Stock into shares of Common Stock prior to the record date for the stockholders’ meeting described above, to the extent permitted by the beneficial ownership limitations applicable thereto, (ii) such holders agreed to vote all of their shares of the Company’s capital stock in favor of the Meeting Proposals, and (iii) following stockholder approval of the Conversion Proposal, the Company will repurchase all such shares of Common Stock and any remaining shares of Existing Preferred Stock for an aggregate cash amount equal to the liquidation value of the Existing Preferred Stock plus accrued dividends thereon (approximately $1.6 million if stockholder approval is obtained prior to February 2027). Such holders also consented to the Merger and the related transactions and waived certain rights under the certificates of designation of the Existing Preferred Stock. The Repurchase Agreement was approved by a committee of disinterested directors of the Board.

The foregoing summary of the Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Repurchase Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K.

Discovery and Option Agreement

Prior to the effective time of the Merger, Velaris entered into a Fusion Protein Discovery and Option Agreement (the “ADOA”) with Paragon Laboratories, Inc. (“Paragon”). Pursuant to the ADOA, Paragon will conduct research programs, overseen by a joint development committee of representatives of each party, directed to the discovery and development of Fc fusion protein candidates, including programs directed to ActRIIA and ActRIIB that were initiated under a prior research letter agreement between Velaris and Paragon, and a program directed to a BMP9/10-sparing ActRIIA fusion protein. The parties may agree to conduct additional research programs under the ADOA. In addition, under the research letter agreement between Velaris and Paragon, as amended on October 13, 2026, Velaris holds options with respect to three research programs directed to antibody candidates, including an anti-PDGF-B monoclonal antibody and a bispecific molecule combining an ActRIIA fusion protein with an anti-PDGF-B antibody, which the parties expect to document in a separate discovery and option agreement.

Velaris has an exclusive option, on a program-by-program basis and exercisable until a specified period following the delivery of the final research deliverables for the applicable program, to obtain an exclusive, worldwide license to develop, manufacture and commercialize the fusion proteins arising from such program, pursuant to a license agreement to be entered into on terms set forth in the ADOA. In consideration for Paragon’s research services, Velaris will pay Paragon a one-time research initiation fee for certain programs, which will become payable following the completion of a qualified financing, and will reimburse Paragon for its development costs, consisting of third-party costs (including a mark-up on certain costs) and a monthly fee for Paragon’s personnel and resources. Velaris may also engage Paragon to perform chemistry, manufacturing and controls activities for a program on a fixed-fee basis. Under each license agreement, Velaris will be obligated to make milestone payments upon the achievement of specified development, regulatory and commercial milestones and to pay a single-digit percentage royalty on net sales of licensed products, subject to customary reductions, until the later of the expiration of specified patent rights and the twelfth anniversary of first commercial sale, on a product-by-product and country-by-country basis. Paragon will also be subject to certain exclusivity obligations with respect to the licensed fusion proteins for a period following the execution of each license agreement.

In addition, Velaris (or, at Paragon’s election, the Company, as Velaris’s parent) will grant Paragon two warrants, each to purchase a number of shares of Common Stock equal to 1.00% of the Company’s outstanding shares on a fully diluted basis (including the shares issued or issuable in the Merger and the Financing), at an exercise price equal to fair market value on the date of grant and with a term of ten years. The first warrant is to be granted 120 days following the Closing and the second warrant twelve months thereafter.

Each license agreement under the ADOA will permit Paragon, in its sole discretion, to terminate the license, with the licensed rights reverting to Paragon, upon the occurrence of certain events, including if (i) the Company’s stockholders’ equity, as determined in accordance with the Nasdaq listing rules, does not exceed $200 million as of the end of the second full fiscal quarter following the Closing, or the Company fails to timely file the periodic report including such balance sheet, or (ii) the Company fails to deliver freely tradeable shares of Common Stock within 120 days following an exercise of the warrants held by Paragon. Paragon may exercise this right within 180 days following the occurrence of such an event, and its right is not affected by any subsequent cure. Until Paragon’s reversion right expires, Velaris may not, without Paragon’s consent, sublicense (other than to contractors), assign or grant a lien on the licensed rights, and upon any reversion Velaris must transfer to Paragon the related data, regulatory filings and assignable third-party agreements and grant Paragon an exclusive license under related Velaris intellectual property, in each case without further consideration.

Velaris may terminate the ADOA or any research program for convenience upon 30 days’ prior written notice, subject to payment of accrued costs and non-cancellable obligations. Each party may terminate the ADOA for the other party’s uncured material breach or insolvency, and Paragon may terminate a research program if it is suspended or delayed for four consecutive months as a result of Velaris’s action or inaction. The ADOA also contains customary provisions relating to intellectual property, confidentiality and indemnification.

The foregoing summary of the ADOA does not purport to be complete and is subject to, and qualified in its entirety by, the ADOA, a copy of which will be filed, with certain confidential portions omitted, as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2026.

Item 2.01 – Completion of Acquisition or Disposition of Assets.

On October 13, 2026, the Company completed its business combination with Velaris. The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 3.02 – Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The PIPE Securities were offered and sold in transactions exempt from registration under the Securities Act, in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder. Each of the Investors represented that it was an “accredited investor,” as defined in Regulation

D, and is acquiring the PIPE Securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The PIPE Securities have not been registered under the Securities Act and such PIPE Securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. Neither this Current Report on Form 8-K nor any of the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy shares of Common Stock or any other securities of the Company.

Pursuant to the Merger Agreement, the Company issued shares of Series B Preferred Stock and Series C Preferred Stock to the former stockholders of Velaris. The information contained in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. Such issuances were exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

In accordance with the Merger Agreement, on October 13, 2026, effective immediately after the effective time of the Second Merger, Peter Harwin was appointed to the Board as a director.

Peter Harwin (Age 40). Mr. Harwin is a Founding Partner at Fairmount Funds Management LLC (“Fairmount”), a healthcare investment firm he co-founded in April 2016. Prior to Fairmount, he was a member of the investment team at Boxer Capital, LLC. Mr. Harwin also serves as chairman of the board of directors of Cogent Biosciences, Inc. (Nasdaq: COGT), Crescent Biopharma, Inc. (Nasdaq: CBIO) and Damora Therapeutics, Inc. (Nasdaq: DMRA), and is a member of the board of directors of Oruka Therapeutics, Inc. (Nasdaq: ORKA). Mr. Harwin previously served as a director of Apogee Therapeutics, Inc. (Nasdaq: APGE) from June 2023 to May 2026, Spyre Therapeutics, Inc. (Nasdaq: SYRE) from June 2023 to May 2026 and Viridian Therapeutics, Inc. (Nasdaq: VRDN) from October 2020 to March 2025. He received a B.B.A. from Emory University.

There are no arrangements or understandings between Mr. Harwin and any other person pursuant to which he was appointed as a director of the Company, other than the Merger Agreement. Funds affiliated with Fairmount, including the Lead Investor, received 105,286 shares of Series B Preferred Stock in the Merger, agreed to purchase 687,789 shares of Common Stock and 68,964 shares of Series C Preferred Stock in the Financing for an aggregate purchase price of approximately $100.0 million, and are party to the PIPE Letter Agreement. Mr. Harwin is also a director of Paragon, the counterparty to the ADOA, which, together with an affiliate, received an aggregate of 26,322 shares of Series C Preferred Stock in the Merger. Each of the foregoing is described in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference. Except as described herein, Mr. Harwin is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Harwin will be compensated as a director in accordance with the Company’s non-employee director compensation program described in the Company’s Definitive Proxy Statement on Schedule 14A for its 2025 Annual Meeting of Stockholders.

In connection with the Closing, Mr. Harwin was appointed to the Nominating and Corporate Governance Committee of the Board.

Indemnification Agreements

In connection with Mr. Harwin’s appointment as a director, the Company expects to enter into its standard form of indemnification agreement for directors with Mr. Harwin.

Resignation of Directors

In accordance with the Merger Agreement, on October 13, 2026, each of Robert W. Postma, Michael A. Jerman and Jaime W. Vieser delivered resignations that will become effective automatically only upon, and subject to, stockholder approval of the Conversion Proposal. None of the resignations were as a result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Retention Bonuses

In connection with the Merger, the Board approved, and the Company entered into, a retention bonus letter agreement with Holger Weis, the Company’s Chief Executive Officer, and an retention agreement and an amendment to its consulting agreement with Ferdinand Groenewald, the Company’s Vice President, Finance (together, the “Retention Agreements”), in lieu of any change of control, severance or similar payments or benefits that would otherwise have been payable in connection with the Merger. Pursuant to his letter agreement, Mr. Weis is eligible to receive a one-time cash retention bonus of $206,250 if (i) the Company’s development of ALN1003 is completed by July 30, 2027, as determined by the Board in good faith, and (ii) Mr. Weis remains continuously employed by the Company through such date. Pursuant to his amended consulting agreement, Mr. Groenewald is eligible to receive a one-time cash retention bonus of $90,000 if he continues to provide services to the Company through the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2026 and its Quarterly Report on Form 10-Q for the quarter ending March 31, 2027. If earned, each retention bonus will be paid in a lump sum within 30 days following the applicable retention date. If the executive’s employment or services are terminated by the Company without cause prior to the applicable retention date, the retention bonus will be paid, subject to the executive’s execution and non-revocation of a general release of claims; otherwise, the retention bonus will be forfeited if the executive’s employment or services end prior to the applicable retention date. In addition, on October 12, 2026, the compensation committee of the Board approved the grant to Mr. Weis and Mr. Groenewald of options to purchase 50,000 and 10,000 shares of Common Stock, respectively, at an exercise price of $1.4357 per share, which options will vest on the same terms as the applicable retention bonus.

The foregoing summaries of the Retention Agreements do not purport to be complete, and are subject to, and qualified in their entirety by, such agreements, copies of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2026.

Item 5.03 – Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 13, 2026, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation of Preferences, Rights and Limitations of the Series B Preferred Stock (the “Certificate of Designation of Series B Preferred Stock”) and a Certificate of Designation of Preferences, Rights and Limitations of the Series C Preferred Stock (the “Certificate of Designation of Series C Preferred Stock,” and together with the Certificate of Designation of Series B Preferred Stock, the “Certificates of Designation”) in connection with the Merger and the Financing referenced in Item 1.01 above. The Certificates of Designation provide for the issuance of shares of the Company’s Series B Preferred Stock and Series C Preferred Stock, as applicable.

Holders of Series B Preferred Stock and Series C Preferred Stock are entitled to receive dividends on shares of Series B Preferred Stock and Series C Preferred Stock, as applicable, equal to, on an as-if-converted-to-Common-Stock basis, and in the same form as dividends actually paid on shares of the Common Stock. Except as otherwise required by law, the Series B Preferred Stock and Series C Preferred Stock do not have voting rights. However, as long as any shares of Series B Preferred Stock or Series C Preferred Stock, as applicable, are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock or Series C Preferred Stock, as applicable, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or Series C Preferred Stock, as applicable, (b) alter or amend the applicable Certificate of Designation, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B Preferred Stock or Series C Preferred Stock, as applicable, (d) issue further shares of Series B Preferred Stock or Series C Preferred Stock, as applicable, or increase or decrease (other than by conversion) the number of authorized shares of Series B Preferred Stock or Series C Preferred Stock, as applicable, (e) prior to stockholder approval of the Conversion Proposal and the Authorized Share Increase, amend, waive or modify the Merger Agreement in any manner that would be reasonably likely to prevent, impede or materially delay such approval, or (f) enter into any agreement with respect to any of the foregoing or, for the Series B Preferred Stock, with respect to the following. Furthermore, as long as at least 30% of the originally issued Series B Preferred Stock remains issued and outstanding, the Company will not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock, (i) consummate a Fundamental Transaction (as defined in the Certificate of Designation of Series B Preferred Stock) or any merger or consolidation of the Company or other business combination in which the stockholders of the Company immediately before such transaction do not hold at least a majority of the capital stock of the Company immediately after such transaction, (ii) increase or decrease the size of the Board, (iii) without the unanimous approval of the Board, adopt, amend or repeal any written delegation of authority, policy, corporate authority matrix or similar document, framework or schedule, (iv) terminate or replace the Company’s independent registered accounting firm, independent compensation consultant or corporate counsel, (v) use the proceeds of the Financing in violation of certain restrictions, or take any action that would constitute a material deviation from the agreed operating plan, or (vi) enter into any agreement with respect to any of the foregoing. In addition, from and after stockholder approval of the Conversion Proposal, for so long as at least 30% of the originally issued Series B Preferred Stock remains outstanding, the holders of the Series B Preferred Stock, voting as a separate class, will be entitled to elect two directors of the Company. The Series B Preferred Stock and Series C Preferred Stock do not have a preference upon any liquidation, dissolution or winding-up of the Company.

Following stockholder approval of the Conversion Proposal and the Authorized Share Increase, each share of Series B Preferred Stock will be convertible, at the option of the holder, into 1,000 shares of Common Stock and each share of Series C Preferred Stock will automatically convert into 1,000 shares of Common Stock, each subject to certain limitations, including that a holder of Series B Preferred Stock or Series C Preferred Stock is prohibited from converting shares of Series B Preferred Stock or Series C Preferred Stock, as applicable, into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (to be established by the holder between 0% and 19.99%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

If stockholder approval of the Conversion Proposal and the Authorized Share Increase has not been obtained, then beginning six months following the initial issuance of the Series B Preferred Stock or Series C Preferred Stock, as applicable, a holder may require the Company to settle a conversion in cash in an amount equal to the fair value (as defined in the applicable Certificate of Designation, by reference to the trading price of the Common Stock) of the shares of Common Stock that would otherwise have been issuable upon such conversion.

The foregoing descriptions of the Series B Preferred Stock and Series C Preferred Stock do not purport to be complete and are qualified in their entirety by reference to the Certificates of Designation, copies of which are filed as Exhibit 3.1 and Exhibit 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 7.01 – Regulation FD Disclosure.

On October 13, 2026, the Company made available a presentation to be used with investors to discuss the Merger and the Financing. A copy of the presentation is furnished as Exhibit 99.1 to this Current Report on Form 8-K. On October 13, 2026, the Company also issued a press release announcing the Merger and the Financing. A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, including the information in the presentation and press release attached as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K, is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, the information in Item 7.01 of this Current Report on Form 8-K, including the information in the presentation and press release attached as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K, shall not be deemed to be incorporated by reference in the filings of the Company under the Securities Act of 1933, as amended.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: the closing of the Financing, if at all, and the anticipated use of proceeds therefrom; stockholder approval of the Meeting Proposals, including the conversion rights of the Series B Preferred Stock and Series C Preferred Stock; the filing of a resale registration statement pursuant to the Registration Rights Agreement and the timing thereof; the development of Velaris’s programs and the Company’s operating plan; the repurchase of the Existing Preferred Stock; and the anticipated activities and obligations under the ADOA, including the grant of warrants thereunder and the potential reversion of licensed rights. The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar words or expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on the Company’s current beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, its clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. The Company may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to those set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the SEC, as supplemented by its Quarterly Reports on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither the Company, nor its affiliates, advisors or representatives, undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Additional Information and Where to Find It

In connection with the Meeting Proposals, the Company intends to file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”) and other relevant materials. The definitive Proxy Statement will be mailed to the Company’s stockholders. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE MERGER, THE FINANCING AND THE MEETING PROPOSALS. Investors and stockholders may obtain free copies of these documents, when available, at the SEC’s website at www.sec.gov or on the Company’s website at www.alaunos.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Meeting Proposals. Information regarding the Company’s directors and executive officers is contained in the Company’s Definitive Proxy Statement on Schedule 14A for its 2025 Annual Meeting of Stockholders and its Annual Report on Form 10-K for the fiscal year ended December 31, 2026. Additional information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement when it becomes available.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1(1)	Agreement and Plan of Merger, dated October 13, 2026, by and among Alaunos Therapeutics, Inc., Valkyrie Merger Sub I, Inc., Valkyrie Merger Sub II, LLC and Velaris Therapeutics, Inc.

3.1	Certificate of Designation of Series B Non-Voting Convertible Preferred Stock

3.2	Certificate of Designation of Series C Non-Voting Convertible Preferred Stock

10.1	Securities Purchase Agreement, dated as of October 13, 2026, by and among Alaunos Therapeutics, Inc. and each investor listed on Exhibit A thereto

10.2	Form of Registration Rights Agreement, by and among Alaunos Therapeutics, Inc. and certain investors signatory thereto

10.3	Form of Share Repurchase and Voting Agreement, by and among Alaunos Therapeutics, Inc., Velaris Therapeutics, Inc. and the holders party thereto

99.1	Investor Presentation Dated October 2026

99.2	Press Release issued on October 13, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

(1) Certain schedules and attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to provide, on a supplemental basis, a copy of any omitted schedules and attachments to the Securities and Exchange Commission or its staff upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alaunos Therapeutics, Inc.

Date: October 13, 2026	By:	/s/ Holger Weis
Holger Weis
Chief Executive Officer